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                                  EXHIBIT 5.1

        OPINION AND CONSENT OF PROCOPIO, CORY, HARGREAVES & SAVITCH LLP


                                November 5, 1999


Wireless Facilities, Inc.
9805 Scranton Road, Suite 100
San Diego, California 92121

Ladies and Gentlemen:

     You have requested our opinion with respect to certain matters in connection with the filing by Wireless Facilities, Inc., a Delaware corporation (the "Company"), of a Registration Statement on Form S-8 (the "Registration Statement") with the Securities and Exchange Commission, covering the registration of up to 14,480,770 shares of the Company's Common Stock, $.01 par value (the "Shares"), for issuance (i) pursuant to the Company's 1997 Stock Option Plan, 1999 Equity Incentive Plan and Employee Stock Purchase Plan (collectively, the "Plans"), (ii) upon the exercise of outstanding options granted under the Company's 1997 Stock Option Plan (the "Options"), and (iii) upon the exercise of certain warrants granted outside of the Plans (the "Warrants"). This opinion is being furnished in accordance with the requirements of Item 8 of Form S-8 and Item 601(b)(5)(i) of Regulation S-K.

     In connection with this opinion, we have examined and relied upon the Registration Statement, the Plans, the Company's charter documents, the corporate proceedings taken by the Company in connection with the establishment of the Plans and the issuance of the Warrants, and the originals or copies certified to our satisfaction of such other records, documents, certificates, memoranda and instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. Without independently verifying the same, we have assumed (i) the genuineness and authenticity of all documents submitted to us as originals, (ii) the conformity to originals of all documents submitted to us as copies thereof, (iii) the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof, (iv) the accuracy of all factual matters contained in all certificates, records, instruments and other documents submitted to or examined by us, and (v) the accuracy, truthfulness and completeness of all factual matters reported to us by officers, directors and employees of the Company, including in Certificates therefrom. We are licensed to practice law only in the State of California. Our opinion is limited to the effect of the federal securities laws of the United States of America, the state laws of the State of California and the Delaware General Corporation Law and, accordingly, we express no opinion with respect to the laws of any other jurisdiction or the effect thereof.

     On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when sold and issued in accordance with the Registration Statement, the Plans, the Options and the Warrants, will be validly issued, fully paid, and nonassessable.

     We consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement.

     This opinion letter is rendered as of the date first written above and we disclaim any obligation to advise you of facts, circumstances, events or developments which hereafter may be brought to our attention and which may alter, affect or modify the opinion expressed herein. Our opinion is expressly limited to the matters set forth above and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company, the Plans, the Options, the Warrants or the Shares.


                         Very truly yours,

                         /s/ Procopio, Cory, Hargreaves & Savitch LLP

                         PROCOPIO, CORY, HARGREAVES & SAVITCH LLP